Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche State Tax-Free Income Series, formerly DWS State Tax-Free Income Series, on Form N-1A (“Registration Statement”) of our report dated May 22, 2014 relating to the financial statements and financial highlights which appears in the March 31, 2014 Annual Report to Shareholders of Deutsche Massachusetts Tax-Free Fund, formerly DWS Massachusetts Tax-Free Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 23, 2014